PRESS RELEASE

Hainan Dongfang Henghe Energy Selects SES’ Technology for Its Coal Gasification Project in China

Henghe and SES Enter into Exclusive Period for License Negotiation

While Project Approvals are Obtained

HOUSTON, April 9, 2013 -- Hainan Dongfang Henghe Energy Development Company Ltd., (“Henghe”), based in Hainan Province, China, has selected Synthesis Energy Systems, Inc. (“SES) (Nasdaq: SYMX) for a large scale, 10 billion RMB (US$1.6 billion) coal waste to synthetic natural gas (“SNG”) project in Jiangxi Province, China.

The Jiangxi Province project will be designed to convert coal mining wastes into two billion normal cubic meters of SNG per year, and is expected to be built in multiple phases. Both companies have agreed to work together exclusively for this project over the next 12 months to complete commercial agreements for licensing SES’ technology as well as equipment supply and service agreements. During this period, Henghe will manage development of the project including obtaining necessary government approvals.

Ms. Li Jinmei, chairwoman of Henghe, stated, “We have confidence in SES’ technology as we see SES’ Yima project begin operations. We believe the SES technology is a good technology for China and is well suited for our Jiangxi project because of its ability to cleanly and cost effectively convert our low quality coal and waste coal for SNG production. We look forward to advancing this project with SES and beginning construction sometime in 2014.”

“Our track record of technology success in China, buoyed by the recent start-up of our Yima Joint Venture plant, has resulted in a significant uptick in inquiries from industrial companies and project developers looking to utilize our coal gasification technology,” said Robert Rigdon, president and CEO of SES. “The Jiangxi project with Henghe is an ideal large-scale commercial application of our technology for the conversion of very low quality and low cost fuels into high-value products like synthetic natural gas. We expect the project to require multiple SES gasifier systems and we look forward to finalizing the commercial arrangements for our technology and equipment.”

About Synthesis Energy Systems, Inc.

SES provides technology, equipment and engineering services for the conversion of low rank, low cost coal and biomass feedstocks into energy and chemical products. Its strategy is to create value through providing technology and equipment in regions where low rank coals and biomass feedstocks can be profitably converted into high value products through its proprietary U-GAS® fluidized bed gasification technology, which SES licenses from the Gas Technology Institute. U-GAS® gasifies coal cost effectively, without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by the ability of SES to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) the ability of SES to operate efficiently on a smaller scale, which enables the construction of plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas, and Shanghai, China. For more information on SES and SRS, visit www.synthesisenergy.com or call (713) 579-0600.

About Hainan Dongfang Henghe Energy Development Company, Ltd.

Henghe is a limited liability company established in Dongfang City, Hainan Province, China, with registered capital of Rmb 200 million. It has crude oil depot operations and international intermediary trade as its main business. Henghe maintains a variety of resources, social relations, upstream and downstream clients and long-term connections.

SES Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the early stage of development of SES, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations including its China platform initiative, its ability to reduce operating costs, the limited history and viability of its technology, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries, its ability to diversify, its ability to complete the restructuring of the ZZ Joint Venture, its ability to obtain the necessary approvals and permits for its future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project as well as the ability of the Yima project to produce revenues and earnings, the sufficiency of internal controls and procedures, its ability to effect the proposed ZJX/China Energy transaction based on its ongoing discussions with ZJX and China Energy, its ability to grow its business and generate revenues and earnings as a result of its proposed China and India platform initiatives and its relationship with Crystal Vision Energy, as well as its joint venture with Midas Resource Partners. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Important Notice from SES

In connection with the proposed ZJX/China Energy transaction, SES has filed a preliminary proxy statement, and intends to file a definitive proxy statement, with the SEC and intends to mail the definitive proxy statement to the stockholders of SES. SES and its directors and officers may be deemed to be participants in the solicitation of proxies from the stockholders of SES in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statement to be filed by SES with the SEC.

You may obtain the preliminary statement and, when available, the definitive proxy statement, for free by visiting EDGAR on the SEC website at www.sec.gov. Investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

Contact:

Synthesis Energy Systems, Inc.	MBS Value Partners, LLC
Kevin Kelly	Matthew D. Haines
Chief Accounting Officer	Managing Director
(713) 579-0600	(212) 710-9686
Kevin.Kelly@synthesisenergy.com	Matt.Haines@mbsvalue.com

Feintuch Communications (Media)
Richard Anderson
Senior Managing Director
(718) 986-1596
SES@feintuchpr.com